Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-262480) on Form S-8 and (No. 333-269306) on Form F-3 of our report dated March 20, 2023, with respect to the consolidated financial statements of Neurosense Therapeutics Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
March 21, 2023